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                                                                     EXHIBIT 8.1






                                June 6, 1997



Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202

     RE: Proxy Statement - Prospectus of Security Capital Corporation and Marshall & Ilsley Corporation Regarding Proposed Merger of Security Capital Corporation with Marshall & Ilsley Corporation


Ladies and Gentlemen:


     We are acting as counsel for Marshall & Ilsley Corporation ("M&I") in connection with the filing with the Securities and Exchange Commission of the Proxy Statement - Prospectus (the "Proxy Statement") relating to the proposed merger (the "Merger") of Security Capital Corporation ("Security"), a Wisconsin corporation, with and into M&I, a Wisconsin corporation, pursuant to an Agreement and Plan of Merger, dated as of March 14, 1997, by and among Security and M&I (the "Agreement").

      For purposes of the opinion set forth below, we have relied, with the consent of M&I and the consent of Security, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of M&I and Security (copies of which are incorporated herein by reference) and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Proxy Statement. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

      We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Wisconsin.

      Based upon and subject to the foregoing, the discussion contained in the Proxy Statement under the caption "THE MERGER - Certain Federal Income Tax Consequences of the Merger",
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Marshall & Ilsley Corporation
June 6, 1997
Page 2


represents our opinion as to the material federal income tax consequences of the Merger under currently applicable law.

        This opinion is limited to the federal law of the United States and administrative rulings of the Internal Revenue Service as in effect on the date hereof. We have no obligation to advise you or any other person of changes in law or in the administrative rulings of the Internal Revenue Service that occur after the date hereof. Further, our opinion is not, nor should it be construed or relied upon as, a guaranty, nor is it in any way binding on the Internal Revenue Service. It is intended only to reflect our best professional judgement as to the matters set forth herein.

        We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the use of our name under the heading "THE MERGER - Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of this Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,



                                        GODFREY & KAHN, S.C.